Exhibit 99.1

101 Gateway Centre Parkway • Richmond, Virginia  23235 • Telephone: 804-267-8000 • Fax: 804-267-8850 • Website: www.landam.com

FOR IMMEDIATE RELEASE: October 22, 2003	CONTACTS: G. William Evans Chief Financial Officer 804-267-8114	H. Randolph Farmer Senior Vice President Corporate Communications 804-267-8120

LANDAMERICA ANNOUNCES RECORD THIRD QUARTER RESULTS

LandAmerica Financial Group, Inc. (NYSE:  LFG), a leading provider of real estate transaction services, today reported record third quarter operating results for the quarter ended September 30, 2003.

Third Quarter 2003

Third Quarter 2002

Operating Revenue

$890.3 Million

$615.4 Million

Net income

$63.4 Million

$39.9 Million

Net income per diluted share

$3.40

$2.15

  Nine Months 2003

 Nine Months 2002

Operating Revenue

$2,421.1 Million

$1,770.7 Million

Net income

$167.4 Million

$83.0 Million

Net income per diluted share

$9.02

$4.45

FINANCIAL HIGHLIGHTS

•

Revenues of $890.3 million for the third quarter 2003 represented an increase of almost 45% over the third quarter of 2002, and represented the best quarter in the company’s history.

•

Net income of $63.4 million for the third quarter of 2003 was a strong performance and an increase of 59% over the third quarter of 2002.

•

Cash flow from operations for the first nine months of 2003 was $236.0 million, compared to $100.7 million for the first nine months of 2002.

“The year 2003 continues to be a record-setting year for LandAmerica,” commented Charles H. Foster, Jr., chairman and chief executive officer.  “Our net income and earnings per share for the first nine months of 2003 have already exceeded the results for the full year 2002, which, itself, was a record year.

“We have continued to enhance our service offerings and build for the future.  INFO1, a mortgage credit reporting company, became part of the LandAmerica family on September 1 and on October 1, LERETA, a tax service and flood certification provider, joined our organization.  These companies are both important additions to LandAmerica.”

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The company will sponsor a conference call for analysts and shareholders on Thursday, October 23, 2003 at 10:00 a.m. Eastern Time to discuss the third quarter results.  Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica”.  Also, the call will be simultaneously broadcast over the internet via LandAmerica’s web site (www.landam.com), under the Investor Information section.  Additionally, an audio archive of the call can be accessed two hours after the completion of the live call via LandAmerica’s web site.

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LandAmerica Financial Group, Inc. and Subsidiaries - Summary of Operations

(In thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Title and other operating revenues:
Direct operations	$410,861	$283,397	$1,103,787	$777,435
Agency operations	479,420	332,018	1,317,268	993,256
Total operating revenue	890,281	615,415	2,421,055	1,770,691
Investment income	12,661	13,214	39,036	39,027
Gain (loss) on sales of investments	3,865	(16)	7,036	(39)
Total revenues	906,807	628,613	2,467,127	1,809,679

Salaries and employee benefits	230,715	172,135	633,861	495,438
Agents’ commissions	384,386	264,195	1,055,147	788,150
Provision for policy and contract claims	52,428	25,650	136,037	72,089
Interest expense	3,083	3,098	9,131	9,389
Amortization of intangibles	1,300	79	2,402	324
Exit and termination costs	-	-	(532)	17,322
General, administrative and other	136,863	102,133	372,310	299,207
Total expenses	808,775	567,290	2,208,356	1,681,919

Income before income taxes	98,032	61,323	258,771	127,760
Income tax expense	34,605	21,463	91,346	44,716
Net income	$63,427	$39,860	$167,425	$83,044
Net income per common share	$3.44	$2.16	$9.12	$4.49
Net income per common share assuming dilution	$3.40	$2.15	$9.02	$4.45
Gain per diluted share on sale of investments, net of taxes	$0.14	-	$0.25	-
Diluted EPS before gain on sales of investments, net of taxes	$3.26	$2.15	$8.77	$4.45
Weighted average shares outstanding	18,424	18,418	18,355	18,511
Weighted average shares outstanding assuming dilution	18,677	18,573	18,563	18,657
Cash flow from operations	$71,034	$26,712	$236,039	$100,698
Orders opened
July	145.4	102.8
August	94.6	125.4
September	86.4	124.7
Total orders opened	326.4	352.9	1,153.9	830.6
Total orders closed	325.9	220.0	903.4	593.6

			September 30, 2003	December 31, 2002
Cash and investments			$1,386,353	$1,242,215
Total assets			2,157,435	1,910,832
Policy and contract claims			631,581	574,467
Shareholders’ equity			1,035,599	863,620
Book value per share attributable to common shareholders			$55.62	$47.07
Book value per share attributable to intangibles			$14.72	$10.99
Tangible book value per share attributable to common shareholders			$40.90	$36.08

The company cautions readers that the statements contained herein regarding the company’s future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

LandAmerica Financial Group, Inc., headquartered in Richmond, Virginia, is a leading provider of real estate transaction services.  LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation, Transnation Title Insurance Company, LandAmerica OneStop and Inspectech, services its residential and commercial customers with more than 700 offices and a network of 10,000 agents throughout the United States, Canada, Mexico, the Caribbean, and Central and South America.  More information about the company and an archive of its press releases can be found at www.landam.com.

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